EXHIBIT 10.148

                              DR Vladivoj Valkovic
                                   Prilesje 4
                                  10000 ZAGREB
                                     Croatia


                                                               February 16, 2006

Dr. Bogdan C. Maglich
Chairman and Chief Executive Officer
HiEnergy Technologies, Inc.
1601B Alton Parkway
Irvine, CA  92606

RE: HiEnergy Technologies, Inc.  - Engagement Letter

Dear Sir,

This letter will confirm our mutual understanding concerning advisory and consulting services that I, Dr. Vladivoj Valkoviae ("Valkoviae"), will render to HiEnergy Technologies, Inc. and/or its subsidiaries ("HiEnergy"), as described herein.

      Services
      --------

      1. Valkovic will provide HiEnergy with advisory services to assist HiEnergy in product and technology sales, promotion, research, product development and integration, and technology licensing and funding opportunities.

            The services provided by Valkovia will include (but not be limited to):

            o Sales of all HiEnergy's products and re-sale technologies in Europe and Africa;

            o Significant participation in the projects funded by NATO, IAEA, EU and local governments;

            o Organizing conferences, seminars, shows, exhibits, meetings and other events in Europe including TV and radio shows in which HiEnergy and its products will receive prominent role; and

            o Producing publications, CD's, films, books in which HiEnergy and its products will receive prominent role.

      Compensation
      ------------

      2. HiEnergy will pay Valkoviae a retainer of $40,000 for aforementioned services to be rendered to HiEnergy. Said retainer will be pre-paid in the form of restricted stock, which is to be filed under a Registration Statement on Form S-8 and would be cancelable, or refundable to the Company, if Valkoviae voluntary resigns and/or cancels the engagement prior to performing any of the Services under the Engagement. In the event that the value of the stock falls between the date of receipt and the date you are able to liquidate such shares lawfully in the public market, the Company agrees to issue to you for no further consideration such additional number of shares as is equal to the dollar balance of retainer compensation earned for which payment has not then been received directly or through the sale of stock. Valkoviae is not obligated to sell the shares and, in the event the value of shares appreciates above the value of the above stated retainer, Valkoviae shall not be obligated to pay any surplus to HiEnergy. The payment of the retainer shall be conditional upon the delivery to management of monthly written reports of your activities and performance of the Services.

Dr. Bogdan C. Maglich
Page 2 of 3


      3. HiEnergy agrees to reimburse Valkoviae for all reasonable out-of-pocket expenses directly related to performance of the Services, provided that such expenses are agreed in writing in advance.

      4. In addition to the compensation provided above, Valkoviae shall receive from HiEnergy success fees for non-investment related activities, as follows:

            o With respect to the occurrence of other objectives or transactions (e.g., introductions to strategic partners and the formation of joint-ventures, alliances, etc.), HiEnergy will pay Valkoviae a percentage of the net value of the transaction consummated between HiEnergy and any party introduced by Valkoviae, which remuneration will be determined and mutually agreed upon by Valkoviae and HiEnergy, on a case by case basis, during the course of this engagement.

            In the event there is a dispute as to the valuation of any transaction, business opportunity, joint-venture and/or alliance resulting from the activities of Valkoviae and accepted by HiEnergy, both parties agree to will rely mutually agreeable independent valuation agent and will honor the non-circumvention rights of the other as established under separate agreement during the period of said dispute.

      5. If at any time within one (1) year following the termination of this engagement, or any extension hereof, a transaction occurs between HiEnergy and a party to whom HiEnergy was introduced by Valkoviae, Valkoviae shall be entitled to the remuneration previously stipulated in paragraph 4 above; provided that a written list of all introduced parties is provided to HiEnergy within fifteen (15) business days after the expiration or termination of this engagement.

      General Terms
      -------------

      6. This engagement may be terminated by either party upon sixty (60) days written notice to the other.

      7. Valkoviae will treat as confidential all information concerning HiEnergy that comes into its possession by reason of this engagement under the terms of a Proprietary Information Agreement dated February 13, 2006.

      8. Valkovic will indemnify HiEnergy (including any affiliated companies and any of its affiliates, officers, directors, employees or controlling persons) from and against all claims, liabilities, losses, damages and expenses incurred that relate to or arise out of this engagement. Valkoviae will not, however, be responsible for any claims, liabilities, losses, damages or expenses to the extent that they result primarily from actions taken by HiEnergy through bad faith or negligence.

Dr. Bogdan C. Maglich
Page 3 of 3


      9. This engagement may not be assigned by either party without the express written consent of the other party. If any provision of this engagement is found to be illegal or invalid, the remaining provisions shall remain in full force and effect in accordance with their terms. No delay or omission by either party in exercising any right under this engagement shall operate as a waiver of that or any other right.

      10. This engagement constitutes the entire agreement between the parties relating to the subject matter herein and supersedes all prior agreements and understandings between the parties, whether written or oral. This engagement may be amended or modified only by a written instrument executed by both parties. This engagement shall be governed by California law, without regard to its conflict of law provisions.

      11. The benefits, obligations and liabilities assumed in this engagement by the parties hereto shall be binding upon their respective successors and assigns.

      12.   This engagement is renewable upon completion by mutual agreement.

Should HiEnergy Technologies, Inc. agree to proceed on this basis, please date, sign and return the duplicate of this letter to me by facsimile.

Sincerely,


/s/ V. Valkovic                         February 16, 2006
------------------------------          -------------------
Dr. Vladivoj Valkovic                   Dated


/s/ Bogdan C. Maglich                   February 16, 2006
------------------------------          -------------------
Dr. BogdanMaglich CEO/Chairman          Dated